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                                                                   Exhibit 10.95

                            EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of January, 1997, by and between James C. Smith (the "Employee") and HealthCare COMPARE Corp., a Delaware corporation (the "Company").

     IN CONSIDERATION of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and subject to the conditions hereinafter set forth.

     2. Duties. The Employee is employed as the President and Chief Executive Officer of the Company and shall render his services at the principal business offices of the Company in Downers Grove, Illinois, unless otherwise agreed by him and the Board of Directors of the Company. The Employee shall have such authority and shall perform such duties as are customary for the office to which he has been appointed, including, without limitation, the full authority to conduct and direct the day-to-day operations of the Company, subject to such limitations, instructions, directions and control as the Board of Directors of the Company or the Chairman of the Board of the Company (acting at the direction or with the authority of the Board of directors) may specify from time to time. He shall not otherwise devote time to the active pursuit of any other business enterprise, nor shall he have any interest in any business enterprise which is competitive with or adverse to the Company, whether as an employee, officer, director, consultant, creditor, security holder or otherwise (except to the extent permitted in Paragraph 8 hereof). The foregoing notwithstanding, the Employee shall be entitled to belong to and participate in professional organizations and to engage in professional activities in furtherance of the Company's business.

     3. Term. The term of Employee's employment under this Agreement shall commence on January 1, 1997 and shall terminate on December 31, 1999 unless otherwise terminated in accordance with the terms hereof.

     4. Compensation. As compensation for the services rendered hereunder, the Employee shall be entitled to receive the following:

     a. Base Salary. Commencing as of the date of this Agreement, Employee shall receive an annual salary of $900,000 ("Base Salary") payable in installments at such times and in such manner as may from time to time be in effect for executives of the Company, but not less often than monthly. The Base Salary payable to Employee in 1998 and 1999 shall be increased in each such year by an amount equal to the amount of the percentage increase, if any, in the Consumer Price Index (as defined herein) during the previous calendar year. Consumer Price Index ("CPI") means the U.S. City Averages for all Urban Consumers, All Items, (1982-1984 = 100) of the United States Bureau of Labor Statistics. The CPI for any calendar year shall be determined by averaging the monthly indices for that year. If the Bureau of Labor Statistics substantially revises the manner in which the CPI is determined, an adjustment shall


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be made in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained if the CPI had not been so revised. If the 1982-1984 average shall no longer be used as an index of 100, such change shall constitute a substantial revision. If the CPI becomes unavailable to the public because publication is discontinued or otherwise, the Company and the Employee shall substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index is available, then a comparable index published by a major bank, other financial institution, university or recognized financial publication.

     b. Additional Compensation. As soon as practicable after the end of each fiscal year of the Company during the term of this Agreement commencing with the year ending December 31, 1997 in which the earnings per share of Common Stock of the Company for such fiscal year (determined in accordance with generally accepted accounting principles) ("EPS") increases by at least 10% from the EPS for the immediately preceding fiscal year (the "Threshold Increase"), the Employee shall receive additional compensation in an amount equal to the product obtained by multiplying $36,000 by each percentage point (or fraction thereof) by which EPS for such year exceeds the Threshold Increase. By way of example, if EPS for 1997 increases by 8% from EPS for 1996, no additional compensation will be payable to the Employee; if EPS for 1997 increases by 21.5% from EPS for 1996, additional compensation in the amount of $414,000 i.e., ($36,000 x 21.5% - 10%) will be payable to the Employee. For purposes of this Agreement, EPS shall be adjusted in an appropriate manner in the event of any stock split, stock dividend or similar change in the Common Stock during the term of this Agreement.

     5. Stock Options. Effective upon the execution and delivery of this Agreement the Company shall grant to the Employee options to purchase shares of Common Stock of the Company, each such option to be on the terms and subject to the conditions of the respective stock option agreements (the "Option Agreements") to be entered into between the Company and the Employee, the forms of which are attached hereto as Exhibits 1, 2 and 3.

     6. Benefits.

     a. Benefits During the Term of this Agreement. In addition to the compensation to be paid to the Employee pursuant to Paragraph 4 hereof, the Employee shall be entitled to participate in all employee benefit programs currently maintained by the Company as such programs may be modified from time to time and each such other program or policy established by the Company from time to time during the term of this Agreement for its employees and executives generally (to the extent that it is more favorable to the Employee than an existing program covering the same benefit). Employee shall be entitled to an annual paid vacation of four weeks during each year of employment hereunder. Unused vacation time shall accumulate from year to year, but in no event shall the Employee be entitled to accumulate more than eight week of vacation time.

     b. Benefits After the Term of this Agreement. The Company hereby confirms the agreement contained in that certain Employment Agreement, dated as of July 1, 1993 between Employee and the Company (the "Prior Employment Agreement"), as modified herein, to make available to the fullest extent permitted under law to Employee and Norma Smith, his wife, for

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the life of each of them, at the Company's expense (subject to the limitations set forth below with respect to Norma), all employee health benefits (including, without limitation, medical, dental, life, disability and other similar plans) which are currently or hereafter established or maintained by the Company from time to time for employees of the Company generally, and all other health plans and policies established by the Company after the date of this Agreement; provided, however, that (i) the Company's obligations hereunder shall be suspended in whole or in part during all periods in which health benefits at least as favorable as those to be made available hereunder are provided at no cost to Employee or Normal Smith as a result of the employment of Employee by another employer subsequent to the termination of his employment by the Company, and (ii) if health benefits at least as favorable as those to be made available hereunder are provided to Employee or Normal Smith as a result of the employment of Employee by another employer subsequent to the termination of his employment by the Company but Employee is required to pay for such benefits, the Company, at its election, shall provide health benefits to Employee hereunder or reimburse Employee for amounts actually paid to his employer. The Company's obligations under this Paragraph 6b shall terminate in the event the Employee's employment is terminated pursuant to paragraph 9c hereof.

     7. Reimbursement of Expenses. The Company, promptly upon receipt from the Employee of appropriate documentation, shall reimburse the Employee for all of his reasonable business expenses, including, without limitation, travel expenses, necessarily and appropriately incurred in the performance of his duties hereunder.

     8. Confidentiality and Competition.

     a. In consideration of the substantial benefits to be provided hereunder to the Employee by the Company, and in recognition of the fact that the Employee occupies a position of trust and confidence with the Company, the Employee acknowledges that he has provided, created and acquired and hereafter will provide, create and acquire valuable and confidential information of a special and unique nature relating to such matters as the Company's trade secrets, systems, procedures, manuals, confidential reports, employee rosters, client lists, software systems, products, business and financial methods and practices, plans, pricing, selling techniques, special methods and processes involved in designing, assembling and operating computer programs previously and currently used by the Company and the application thereof to managed care programs and other related electronic data processing information respecting the Company's existing businesses and services and those developed during the term of this Agreement, as well as credit and financial data relative to the Company and its clients, and the particular business requirements of the Company's clients, including the methods used and preferred by the Company's clients and fees paid by such clients. In addition, the Employee has developed and may further develop on behalf of the Company a personal acquaintance with the Company's clients, which acquaintances may constitute the Company's only contact with such clients. For purposes of this Paragraph 8, the term "Company" shall mean HealthCare COMPARE Corp. and each company which is a subsidiary thereof and any partnership or joint venture in which the Company or any such subsidiary owns an equity interest at any time during the term of this Agreement. In view of the foregoing and in consideration of the remuneration to be paid to the Employee hereunder, the Employee acknowledges and agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that he make the covenants contained herein regarding his conduct during and subsequent to his employment by the company

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and that the Company will suffer irreparable injury if the Employee were to engage in any conduct prohibited hereby. The Employee represents that his experience and/or abilities are such that the observance of the aforementioned covenants will not cause the Employee any undue hardship, nor will it unreasonably interfere with the Employee's ability to earn a livelihood. The Employee and the Company further agree that the covenants contained in this Paragraph 8 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and that the existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of these covenants; provided, however, that the covenants contained in this Paragraph 8 shall not be enforceable by the Company during any period in which the Company has wrongfully failed to make a required payment under Paragraph 4a hereof. In the event a court of competent jurisdiction determines that ny provision of this Paragraph 8 is unreasonable as to duration, substantive extent or geographic scope, the provision will nonetheless be enforced to the fullest extent reasonable.

     b. The Employee, while in the employ of the Company or at any time thereafter, will not directly or indirectly communicate or divulge, or use for the benefit of himself or of any other person, firm, association or corporation, any of the Company's trade secrets or other confidential information, including, without limitation, the information described in Paragraph 8a, which trade secrets and confidential information were or will be communicated to or otherwise learned or acquired by the Employee in the course of his employment with the Company, except that the Employee may disclose such matters to the extent that the disclosure thereof is required: (i) in the course of his employment with the Company, provided such disclosure is made exclusively for the benefit of the Company, or (ii) by a court, governmental agency of competent jurisdiction or grand jury.

     c. During the term of his employment with the Company and for a period of three years thereafter, the Employee will not contact, directly or indirectly, with a view towards selling any product or service competitive with any product or service sold (or proposed to be sold) by the Company during the Employee's employment, any person, firm association or corporation (aa) to which the Company has provided its services, or (bb) which the Employee or, to his knowledge, any other employee or representative of the Company has solicited, contacted or otherwise dealt with on behalf of the Company, nor will he directly or indirectly make any such contact, for the benefit or on behalf of any other person, firm, association or corporation or in any manner assist any person, firm, association or corporation to make any such contact.

     d. During the term of his employment by the Company and for a period of three years thereafter, the Employee will not directly or indirectly acquire any interest in any corporation, firm or business (other than the Company) which is engaged in any business in the United States the same as, similar to or competitive with the business of the Company as conducted at any time during the Employee's employment, whether as an employee, sole proprietor, director, officer, consultant, equity security holder or otherwise (except that he may own up to 2% of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market), nor will be Employee directly or indirectly have any interest in any corporation, firm or business which is engaged in a business adverse to the Company's business (except that he may own up to 2% of the

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outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market).

     e. During the term of his employment by the Company and for a period of three years thereafter, neither the Employee nor any entity by which the Employee is employed or otherwise associated with will directly or indirectly employ, retain the services of or induce or attempt to induce, an any manner whatsoever, any present or future employee of the Company to leave the employ of the Company and/or to seek or accept employment with the Employee or any other person, firm, association or corporation.

     f. In the event of a breach or threatened or intended breach of this Agreement and the foregoing covenants by the Employee, the Employee acknowledges that the Company will suffer irreparable injury and that ascertainment of the exact amount of the Company's damages will be difficult, if not impossible, and agrees that the Company shall entitled, in addition to remedies otherwise available to it at law or in equity, to injunctions, both preliminary and permanent and without bond therefor, enjoining or restraining such breach or threatened or intended breach, and the Employee hereby consents to the issuance thereof forthwith by any court of competent jurisdiction.

     9. Termination of Employment.

     a. Incapacity. If, during the term of this Agreement, the Employee should be prevented from performing his duties by reason of illness or physical or mental disability (hereinafter referred to collectively as "Incapacity") for a continuous period of between 90 and 180 days, the Employee shall receive one-half his perdiem Base Salary for each day during such time period that he fails, due to his Incapacity, to render the services contemplated hereunder.
If during the term of this Agreement, the Employee should be prevented from performing his duties by reason of Incapacity for a continuous period greater than 180 days, the Company may terminate the Employee's employment hereunder by giving written notice thereof to the Employee, effective on the date set forth in the notice (which date shall be not less than 15 business days after the notice is given).

     For purposes hereof, a continuous period of incapacity shall not be deemed interrupted until the Employee returns to substantially full time work for a period of at least 30 days.

     b. Death. In the event of the Employee's death during the term of this Agreement, the Employee's employment hereunder shall be deemed terminated as of the date of the Employee's death.

     c. Cause. This Agreement and the Employee's employment hereunder may be terminated at any time by the Company for cause. As used herein "cause" shall mean (i) theft, embezzlement or fraud by the Employee or the Employee's involvement in any other scheme or conspiracy pursuant to which the Company has lost or could reasonably be expected to lose assets to the Employee or to others calculated by the Employee to receive such assets, (ii) incapacity on the job by reason of the use or abuse of alcohol or drugs, (iii) commission of a felony or a crime involving moral turpitude, (iv) gross insubordination, (v) unexplained and continuous absences from work, (vi) material breach by the Employee of any of the provisions

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of this Agreement which is not cured within 30 business days after the
Company gives written notice thereof to the Employee specifying the nature of such breach, (vii) refusal to act in accordance with a lawful and duly adopted resolution of the Board of Directors.

     d. Termination of Employment by the Employee. If, at any time during the term of this Agreement, the Employee shall not be reappointed as President and Chief Executive Officer of the Company but his services under this Agreement are not terminated by the Company, the Employee shall have the right, by written notice to the Chairman of the Board of the Company, to terminate his services hereunder, effective as of the thirtieth day after receipt of said notice, and the Employee shall have no further obligations under this Agreement, except as provided in Paragraph 8 hereof. Termination of the Employee's services pursuant to this Paragraph shall be treated as a termination of employment by the Company other than for cause and shall be governed by the provisions of Paragraph 10e hereof.

     e. Termination of Employment by the Company. The Company may terminate the Employee's employment for any reason deemed sufficient by the Company.

     As used in this Paragraph 9, unless otherwise specified, the term "days" refers to calendar days.

     10. Effect of Termination of Employment.

     a. Incapacity. If termination of employment results or occurs due to Incapacity under Paragraph 9a, the Company shall pay or cause to be paid in a lump sum (i) such amounts, if any, as the Employee shall be entitled to under the Company's disability policy and program applicable to the Employee, (ii) subject to the limitations set forth in the last sentence of Paragraph 6a hereof, payment in respect of all unused paid vacation time, to the extent the Employee has not prior thereto received compensation in lieu thereof, (iii) the Employee's interest in all Company retirement and investment plans, to the extent such plans permit such interest to be distributed and (iv) payment in respect of all compensation earned to date but not theretofore paid.

     b. Death. If termination of employment occurs as a result of the Employee's death, the Company shall pay to the Employee's estate a lump sum payment equal to (i) such amounts as the Employee's estate shall be entitled to receive under the terms of retirement and investment plans of the Company, to the extent such plans permit such amounts to be paid, (ii) subject to the limitation set forth in the last sentence of Paragraph 6a hereof, payment in respect of all unused paid vacation time, to the extent the Employee has not prior thereto received compensation in lieu thereof, and (iii) payment in respect of all compensation earned to date but not theretofore paid. In addition, the Company will pay to his spouse for a period of 60 days an amount equal to the Employee's per diem Base Salary.

     c. Cause. If the Employee's employment is terminated by the Company for cause, Employee shall be entitled to all earned but unpaid compensation, provided, however, the Company shall be entitled to offset therefrom any amounts lost by the Company as a result of Employee's action giving rise to such cause.


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     d. Voluntary Termination.  If the Employee shall voluntarily terminate his employment hereunder, the Company shall be obligated to pay or cause to be paid in a lump sum (i) payment in respect of the Employee's interest in all Company retirement and investment plans, to the extent such plans permit such payment to be made, (ii) subject to the limitations set forth in the last sentence of Paragraph 6a hereof, payment in respect of all unused paid vacation time, to the extent the Employee has not prior thereto received compensation in lieu thereof.

     e. Termination of Employment Pursuant to Paragraphs 9d or 9e. In the event that this Agreement is terminated by the Employee pursuant to Paragraph 9d hereof or by the Company pursuant to Paragraph 9e hereof, the Company shall be obligated to pay or cause to be paid to the Employee (i) the balance of the Base Salary payments required to be paid during the remaining term of this Agreement, which payments shall be made at regular intervals in accordance with the Company's regular pay periods, (ii) payment in respect of the Employee's interest in all Company retirement and investment plans, to the extent that such plans permit such payment to be made, and (iii) subject to the limitations set forth in the last sentence of Paragraph 6a hereof, payment in respect of all unused paid vacation times, to the extent Employee has not prior thereto received compensation in lieu thereof. Payments pursuant to subsections (ii) and (iii) shall be paid in a lump sum.

     f. Effect of Termination of Employment; Survival. In the event that the Employee's employment with the Company terminates, this Agreement shall be deemed terminated, provided, however, that the terms and conditions of Paragraphs 6b (to the extent provided therein), 8, 9 and 10 shall survive such termination and be fully binding and enforceable.

     11. Return of Documents. Upon termination of this Agreement for any reason, the Employee shall deliver to the Company any property then in his possession belonging to the Company. For purposes of this Agreement, the parties hereto do hereby agree that any original or copies of any books, papers, customer lists, files, books of accounts, summaries, notes and other documents and data or other writings, tapes or records, relating to the Company or prepared in connection with the Employee's performance of his duties hereunder, are owned by and are the property of the Company.

     12. Best Efforts. The Company and the Employee each agree to use its or his best efforts to operate the business of the Company in a manner designed to maximize the revenues and net income of the Company and to preserve and enhance its goodwill and other assets.

     13. Termination of Prior Employment Agreement. The Prior Employment Agreement is hereby terminated.

     14. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the respective addresses shown below. Either party may change its address for notice by giving written notice in accordance with the terms of this Paragraph 14.


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     (a) If to the Employee;
           James C. Smith
           HealthCare COMPARE Corp.
           3200 Highland Avenue
           Downers Grove, Illinois   60515

     (b) If to the Company:

            HealthCare COMPARE Corp.
            3200 Highland Avenue
            Downers Grove, Illinois   60515

            with a copy to:

            Ronald H. Galowich, Esq.
            Madison Group Holdings, Inc.
            200 West Madison Street, Suite 2800
            Chicago, Illinois   60606

     15. Acknowledgment of Reading. The Employee acknowledges, represents and warrants to the Company that he has received a copy of this Agreement, that he has read and understands this Agreement, that he has had the opportunity to seek the advice of legal counsel before signing this Agreement and that he has either sought such counsel or has voluntarily decided not to do so.

     16. General Provisions.

     a. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

     b. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provisions had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provisions or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

     c. Entire Agreement. This Agreement and the Option Agreements set forth the entire understanding of the parties with respect to the matters specified herein. No other terms, conditions or warranties, and no amendments or modifications hereto, shall be binding unless made in writing and signed by the parties hereto.

     d. Binding Effect; Assignment and Assumption of Agreement. This Agreement shall be binding upon the parties hereto and inure to the benefit of such parties, their respective heirs,

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representatives, successors and permitted assigns.  This Agreement may not be assigned by the Employee nor may it be assigned by the Company without the Employee's consent.

     e. Waiver. The waiver by either party hereto of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

     f. Titles. Title of the paragraphs herein are used for convenience only and shall not be used for interpretation or construction of any word, clause, paragraph, or provision of this Agreement.

     g. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date and year first written above.

     COMPANY:

     HEALTHCARE COMPARE CORP.



                             By: ______________________________________
                             Chairman of the Board



                             EMPLOYEE:



                             __________________________________________
                             JAMES C. SMITH




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